Exhibit 99.1
AEROPOSTALE REPORTS JULY SALES RESULTS
New York, New York — August 3, 2006 - Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended July 29, 2006 increased 13.1% to $94.9 million, compared to $83.9 million for the four-week period ended July 30, 2005. The company’s comparable store sales decreased 1.9% for the month, versus a comparable store sales decrease of 4.2% in the year ago period.
For the second quarter of Fiscal 2006, total net sales have increased 18.0% to $274.6 million, compared to $232.8 million in the year-ago period. Comparable store sales for the second quarter increased 1.0%, versus a comparable store sales decrease of 2.2% in the year-ago period. Fiscal year to date, total net sales have increased 17.2% to $520.9 million, compared to $444.4 million in the year-ago period. Fiscal year to date, comparable store sales decreased 0.9%, versus a comparable store sales increase of 0.9% in the year-ago period.
Julian R. Geiger, Chairman and Chief Executive Officer said, “During July, a month in which we transition from summer into back to school, our men’s and accessories businesses performed well and to plan. The business in our women’s denim and long bottoms categories, however, performed significantly below our expectations. As a result of this shortfall, we have lowered our view of the second quarter. As we head into the peak back to school selling season, we continue to believe that our merchandise offerings are trend-right, our promotions are compelling and our inventory levels are well controlled.”
The company also updated its earnings guidance for the second quarter today. The Company expects second quarter earnings in the range of $0.14 — $0.15 per diluted share (which includes $0.02 per diluted share of other income in connection with the settlement of a dispute with a vendor regarding the enforcement of the Company’s intellectual property rights) versus its previously issued guidance range of $0.15 — $0.17 per diluted share (before recognition of the other income described above). Earnings per diluted share, excluding other income, is expected to be in the range of $0.12 — $0.13 per diluted share for the second quarter. The Company believes that the disclosure of the range of diluted earnings per share excluding such other income, which is a non-GAAP financial measure, provides investors useful information to help them better understand the Company’s expected results without the impact of the other income described above.
To hear the Aeropostale prerecorded July sales message, please dial (888) 203-1112 followed by the conference identification number #4127309.
About Aeropostale, Inc.
Aeropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men. The Company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aeropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aeropostale products are currently purchased only in its stores, on-line through its e-commerce website (www.aeropostale.com) or at organized sales events at college campuses.
The Company currently operates 712 Aeropostale stores in 47 states and 14 Jimmy’Z stores in 11 states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN “FORWARD-LOOKING STATEMENTS” CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, AMONG OTHERS, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY’S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY’S FORM 10-K AND CURRENT REPORTS ON FORM 8-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES. ER RISK FACTORS SET FORTH IN THE COMPANY’S FORM 10-K AND CURRENT REPORTS ON FORM 8-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.